EXHIBIT 99.1

For Immediate Release

FULL HOUSE RESORTS TO RECORD FOURTH QUARTER 2009 IMPAIRMENT
CHARGE RELATED TO NORTHERN CHEYENNE PROJECT

Las Vegas, Nevada – January 26, 2010 – Full House Resorts (NYSE Amex US: FLL) announced today that it has concluded that the company is required under generally accepted accounting principles to record a pre-tax, non-cash impairment charge of $728,000, the total investment in the Northern Cheyenne management and development project in Montana. The company intends to continue working with the Northern Cheyenne Nation to pursue the development of a casino near Lame Deer, Montana. However, based on current economic conditions including a difficult credit market for greenfield projects, the company has determined that both the timing and feasibility of this project are difficult to determine. As a result, the company believes that its receivable and contract rights are more appropriately classified as not recoverable. The impact of the impairment, which will be recorded in the fourth quarter of 2009, is expected to have a $480,000 negative impact on net income, or approximately $0.03 earnings per share for the quarter. The company expects to report earnings exclusive of the impairment charge of approximately $0.07 and $0.28 for the quarter and year ending December 31, 2009, respectively.

About Full House Resorts, Inc.:

Full House owns, develops and manages gaming facilities. The Company owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game.  The casino has a bar, a fine dining restaurant and a coffee shop. Full House has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for FireKeepers Casino in Battle Creek, Michigan with 2,680 gaming devices, 78 table games and a 120-seat poker room.  For further information, go to www.FireKeepersCasino.com.  Full House also receives a guaranteed fee from the operation of Harrington Raceway and Casino at the Delaware State Fairgrounds in Harrington, Delaware. Harrington Raceway and Casino has a total of approximately 2,100 gaming devices, a buffet, gourmet steakhouse, other food and beverage outlets and an entertainment lounge.  Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

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For further information, contact:

Mark Miller, Chief Operating and Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

Or

William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com